EXHIBIT 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

June 29, 2004

I-Flow Corporation
20202 Windrow Drive
Lake Forest, California 92630

Re:	I-Flow Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of I-Flow Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of 1,750,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), reserved for issuance under the I-Flow Corporation 2001 Equity Incentive Plan (the “2001 Plan”).

     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued and paid for in accordance with the terms of the 2001 Plan, assuming that the consideration received by the Company for each Share is valid under state law and is at least equal to the par value of each Share, the Shares will be validly issued, fully paid and non-assessable.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the Unites States of America and the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquires as we consider necessary to render the opinion herein contained. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or interpretations thereof, be changed.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP